UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015 (March 27, 2015)

Rex Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

366 Walker Drive State College, Pennsylvania	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (814) 278-7267

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Participation Agreement

On March 30, 2015, Rex Energy Corporation (the “Company”), through its wholly owned subsidiary, R. E. Gas Development, LLC (“Rex”), entered into a Participation Agreement (the “Participation Agreement”) with AL Marcellus Holdings, LLC (“ArcLight”), an affiliate of ArcLight Capital Partners, LLC.

Pursuant to the Participation Agreement, ArcLight has agreed, subject to certain parameters and provisions for adjustment, to participate in the development of 32 specifically designated wells located in the Company’s Butler Operated Area in Butler County, Pennsylvania and operated by Rex. In return for ArcLight’s funding of various drilling, completing and equipping costs (“well costs”), Rex will assign to ArcLight a working interest of 35% in the funded wells, together with the rights to real and personal property, permits, licenses, and other rights that are necessary or required to operate and produce oil, gas, and other hydrocarbons and all associated substances from the wellbores of such wells. Upon the achievement of certain threshold triggers of ROI (return on investment) and IRR (internal rate of return), ArcLight’s working interest will be reduced to 17.5%, and the remaining 17.5% working interest will revert back to Rex. The Participation Agreement also provides ArcLight with the option to participate in the development of 17 additional wells to be located in the Moraine East portion of the Butler Operated Area in 2016 at a 20% working interest (the “option wells”), in exchange for ArcLight’s payment of a portion of well costs and on similar terms and conditions. The working interests in the option wells will also be subject to reversion (in an amount equal to 50% of the working interests held by ArcLight) upon achievement of certain threshold triggers of ROI and IRR.

The transaction is valued at approximately $67 million for the 32 wells that comprise a portion of the Company’s 2015 drilling program. If ArcLight elects to participate in the option wells, the Company estimates that the value of the transaction will increase by approximately $21.5 million.

The Participation Agreement includes various provisions for adjustment to the parties’ respective working interests upon the occurrence of certain events to maintain the value (to each party) of the transaction, and also provides that the parties can terminate the agreement upon the occurrence of certain events customary for transactions of this type. Rex and ArcLight have made customary representations, warranties, covenants and agreements in the Participation Agreement.

The foregoing description of the Participation Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2015. The Company intends to request confidential treatment for certain portions of the agreement, which will be omitted from the exhibit.

Amendment to Senior Credit Agreement

On March 27, 2015, the Company entered into a Seventh Amendment to the Amended and Restated Credit Agreement (the “Seventh Amendment”) with Royal Bank of Canada (“RBC”), as Administrative Agent, and the other lenders signatory thereto, amending that certain Credit Agreement dated as of March 27, 2013 (as amended, modified or supplemented, the “Credit Agreement”). Unless otherwise defined, capitalized terms in this section have the meaning ascribed to them in the Credit Agreement.

The Seventh Amendment amends certain provisions of the Credit Agreement to, among other things: (i) amend the leverage covenant to reflect a new ratio of Net Senior Secured Debt to EBITDAX of no greater than 1.75 to 1.00 for the fiscal quarter ended December 31, 2014, and 3.00 to 1.00 for any fiscal quarter ending on or after March 31, 2015 (measured on a trailing four quarter basis); and (ii) to set the borrowing base available under the Credit Agreement to equal $350,000,000 in connection with the annual required spring redetermination.

The foregoing descriptions of the Seventh Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreement. A copy of the Seventh Amendment will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

Item 7.01.	Regulation FD Disclosure.

On March 31, 2015, the Company issued a press release announcing the joint venture agreement with ArcLight and the Seventh Amendment. A copy of the press release is included as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Rex Energy Corporation Press Release dated March 31, 2015.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Senior Vice President, General Counsel and Secretary

Date: April 2, 2015